Exhibit 99.1

                                                                                Contact:                 Darrell W. Crate

                                                                                                                Affiliated Managers Group, Inc.

                                                                                                                (617) 747-3300

                                                                                                                Stephen Green

                                                                                                                TimesSquare Capital Management, LLC

                                                                                                                (917) 342-7800

AMG Completes Investment in TimesSquare Capital Management’s Growth Equity Business

Boston, MA, November 19, 2004 — Affiliated Managers Group, Inc. (NYSE: AMG) has completed its previously announced investment in the growth equity advisory business of  TimesSquare Capital Management, Inc., an investment management unit of CIGNA Corporation (NYSE: CI).  The growth equity business will be operated through a new company, TimesSquare Capital Management, LLC (“TimesSquare”).  AMG has acquired an approximately 60% interest in TimesSquare, with the remaining approximately 40% held by a broad group of TimesSquare’s management, who will oversee the operations of the firm.

TimesSquare’s equity investment team manages approximately $5.1 billion in growth oriented small and mid-cap investment products, on behalf of approximately 90 institutional clients, including public and corporate pension funds, endowments and foundations, and Taft-Hartley retirement plans.  The team’s proprietary fundamental research process seeks to identify superior growth companies, and focuses on the assessment of management quality and an in-depth understanding of underlying business models.  TimesSquare’s investment team is led by portfolio managers Grant Babyak, Yvette Bockstein, and Tony Rosenthal, and includes nine investment professionals.

Founded in 1993, AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms.  Pro forma for its investment in TimesSquare and its pending acquisition of the Fremont Funds, AMG’s affiliated investment management firms managed approximately $109 billion in assets at September 30, 2004.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and

Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2003.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.